Exhibit 10.1

Third Addendum
to the Co-Development Agreement

(hereinafter referred to as "Addendum")
among

InflaRx GmbH
a corporation established under the law of Germany
Winzerlaer Strasse 2, 07745 Jena/Germany
(hereinafter referred to as "INFLARX")

Staidson (Beijing) BioPharmaceuticals Co., Ltd.
（舒泰神（北京）生物制药股份有限公司）
a corporation established under the law of P.R. China
36 Jinghai Er Road. BDA
Beijing 100176, P.R. China
(hereinafter referred to as "Staidson")

(INFLARX and Staidson hereinafter also referred to as "Party" and together as "Parties")

PREAMBLE

A.
Staidson and INFLARX have executed a Co-Development Agreement effective December 28, 2015, as amended through an Addendum I effective as of December 28, 2015 and Addendum II effective as of November 09, 2021 with respect to monoclonal anti-human complement C5a antibodies and INFLARX issued certain confirmation and authorization letters thereunder (collectively, the "Co-Development Agreement").The Co-Development Agreement was assigned from Beijing Defengrei Biotechnology Co. Ltd (BDB) to Staidson by execution of the Addendum II. The Co-Development Agreement covers, amongst others, the development of Staidson’s’ development candidate BDB-1.

B.	INFLARX completed and published results of a Phase III PANAMO-trial of its C5a-antibody vilobelimab to treat critically ill, invasively mechanically ventilated COVID-19 patients.

C.	Staidson intends to pursue a regulatory filing of BDB-1 in the Territory for the indication COVID-19and to obtain regional NDA for BDB-1 in the Territory with certain support of INFLARX.

D.
In order to support Staidson’s regulatory filing as mentioned in Preamble C. above, Staidson wishes to license certain INFLARX’ clinical and regulatory documents generated in the course of INFLARX’ development of vilobelimab, including but not limited to clinical study results of the PANAMO-trial.

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Now, therefore, in consideration of the mutual intentions set out herein, the Parties have agreed to enter into this Addendum:

1.	Amendment of Article 1 of the Co-Development Agreement (Definitions)

Article 1 (Definitions) of the Co-Development Agreement shall be amended with the following new Sections 1.47 through 1.55:

1.47	“Regulatory Documents License” shall have the meaning as defined in Section 14.1.

1.48
“Regulatory Documents” shall mean clinical, technical and regulatory data and documents owned or controlled by INFLARX regarding vilobelimab which are reasonably useful for Staidson to file a marketing application with CDE or NMPA for BDB-1 in the License Field, such documents defined in Attachment III to the Co-Development Agreement. Any and all Regulatory Documents shall constitute INFLARX Intellectual Property according to Section 1.33 of the Co-Development Agreement and INFLARX Confidential Information according to Section 1.14 of the Co-Development Agreement.

1.49	“License Field” shall mean treatment and/or measures of prevention in the indication of COVID-19 including associated syndromes such as pneumonia, ARDS and sepsis.

1.50
“Regulatory Documents License Term” shall mean the time period from the effective date of the Addendum III of the Co-Development Agreement until and for as long as Staidson generates Net Sales for BDB-1 in the License Field, unless terminated early by INFLARX according to Section 14.2.

1.51	“CDE” shall mean the Center for Drug Evaluation of NMPA.

1.52	“EMA” shall mean the European Medicines Agency.

1.53	“FDA” shall mean the United States Food and Drug Administration.

1.54	“NDA” shall mean a New Drug Application with the FDA.

1.55	“NMPA” shall mean the Chinese National Medical Products Administration.

2.	Amendment of Section 2.2 of the Co-Development Agreement (Frame of Co-Development)

 Section 2.2 of the Co-Development Agreement shall be amended with the following new Sections 2.2 (xi), (xii), (xiii), (xiv), (xv), (xvi):

(xi) INFLARX shall, through granting a Regulatory Documents License, provide to and share with Staidson upon reasonable request of Staidson vilobelimab (formerly: IFX-1) information and materials (including vilobelimab antibodies from relevant batches) related to and required for the regulatory filing of INFLARX and Regulatory Approval process of vilobelimab with the EMA, FDA and other relevant regulatory authorities.Any Regulatory Documents will be provided by INFLARX to Staidson in the English language only, with Staidson being responsible for any translation into another language at its sole cost and expense.

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(xii) INFLARX shall be entitled to reasonably be informed of Staidson’s regulatory communication with CDE / NMPA for BDB-1 in the License Field.

(xiii) Staidson shall share information with INFLARX on a regular basis (at least quarterly) related to its communication with NMPA, review and Regulatory Approval of BDB-1 in the License Field and technical review institutions.

(xiv) Staidson shall inform INFLARX without undue delay about any interest from third parties regarding the manufacturing, distribution, sales and marketing of BDB-1 in the Territory.

(xv) Staidson shall diligently pursue the application of BDB-1 in the License Field with NMPA in the Territory within the Regulatory Documents License Term.

(xvi) Commercial rights in other countries: With the permission from INFLARX under a “Letter Limited Authorization for trial in India, Indonesia and Bangladesh”, dated June 22, 2020, Staidson has conducted clinical Phase II/III trials by applying BDB-1 in severe COVID-19 patients in Indonesia, Bangladesh, and India. The parties may discuss in good faith a separate commercial agreement upon which INFLARX may authorize Staidson to obtain possible listing declaration and market sales in India, Indonesia and/or Bangladesh for the License Field.

3.	New Article 14 of the Co-Development Agreement (“Regulatory Documents License”)

 The following new “Article 14 – REGULATORY DOCUMENTS LICENSE” shall be added to the Co-Development Agreement:

14.1
Regulatory Documents License. INFLARX grants to Staidson for the Regulatory Documents License Term an exclusive royalty-bearing license, without the right to grant sublicenses, to use the Regulatory Documents for a marketing application of BDB-1 in the License Field in the Territory (“Regulatory Documents License”).

Regulatory Documents as defined in Attachment III (a), (b) and (c) shall be provided by INFLARX to Staidson within 5 business days after the effective date of the Addendum III to the Co-Development Agreement.

14.2
Termination of License. INFLARX shall be entitled to terminate the Regulatory Documents License in writing without notice period in the event that(i) Staidson has not submitted BDB-1 a filing for Regulatory Approval to the NMPA in the License Fields prior to December 31, 2023, or (ii) Staidson breached its non-competition obligation as set forth in Section 14.12.

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14.3
Consequences of License Termination. If INFLARX terminates the Regulatory Documents License in accordance with Section 14.2, the license granted to Staidson under Section 14.1 shall cease immediately and Staidson shall cease immediately any use of Regulatory Documents, and shall return or destroy any and all portions of received Regulatory Documents within 14 days, such return or destruction to be confirmed by Staidson in writing without undue delay.

In case of termination of the Regulatory Documents License, the term of the Co-Development Agreement shall remain unaffected.

14.4
Royalties to be paid to INFLARX. Instead of royalty payments in the amount of 5% as agreed upon in Section 7.1 for Net Sales for Products containing BDB-1 and/or BDB-2, Staidson shall pay to INFLARX for the granting of the Regulatory Documents License and during the Regulatory Documents License Term royalties amounting to 10% of Staidson’s Net Sales in the License Field for Products containing BDB-1. For the avoidance of doubt, Section 7.8 of the Co-Development Agreement shall remain unaffected.

14.5
Off-label Use. Until receipt of any additional Regulatory Approval for BDB-1 in the Territory in any indication other than the License Field, any off-label use and related sales of the Product occurring after the Regulatory Approval of BDB-1 for one or more indications of the License Field, and such Regulatory Approval has been achieved on the basis of the Regulatory Documents License, shall be considered as sales subject to Section 14.4 and be treated equivalent to sales occurring related to the approved indication.

14.6
Taxes. Any payment subject to Section 14.4 and Section 14.5 by Staidson as Paying Party shall be exclusive of, and Staidson shall be responsible for the payment, of any applicable taxes within China, including but not limited to any withholding tax, and other fees of any nature imposed by or under the authority of any Chinese or other applicable government authority.

14.7
Payment and late payments of Royalties. The Parties agree that royalty payments according to Section 14.4 shall be made quarterly and shall be due upon the last day of the following calendar quarter. Besides, Section 7.3 and Section 7.5 shall apply for any royalty payments according to Section 14.4.

14.8	Royalty Reports. Section 7.4 shall apply for any Net Sales and Products sold during the License Term.

14.9	Record & Audits. Section 7.7 shall apply for any royalty payment according to Section 14.4.

14.10
Forecasts. Staidson shall submit written quarterly forecasts and calculations covering a forecasted period of time of 12 calendar months, including revenue and Net Sales estimates and anticipated costs and expenses to INFLARX from any Regulatory Approval of BDB-1 in the License Field in the Territory. Such forecasts shall be submitted by Staidson until the end of the calendar month following the end of a calendar quarter.

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14.11
No Representation or Warranties. Notwithstanding Article 9 (Warranties and Liability), the following shall apply: The Regulatory Documents are provided to Staidson “as is” with no warranties, express or implied, or representations and INFLARX expressly disclaims any warranties of merchantability, fitness for a particular purpose, or non-infringement of third party patents. Staidson shall use the Regulatory Documents at its own expense and risk and shall hold INFLARX harmless at all times of any liabilities, claims for damages or personal injuries and any costs and expenses which might occur in connection with the use and handling of the Regulatory Documents, unless Staidson can prove and document that and if so to which extent such damages or injuries were due to gross negligence or willful misconduct on the part of INFLARX. Staidson shall use any and all Regulatory Documents provided by INFLARX in compliance with all applicable laws and regulations.

14.12	Non-compete.

14.12.1
In September 2021, Staidson initiated Phase I clinical trials under a US IND for STSA-1002, and Phase I clinical trials under NMPA IND for STSA-1002 (collectively, “Staidson Phase I Trial”), an anti-C5a mAB. STSA-1002 is unrelated to vilobelimab or BDB-1 and not subject to the Co-Development Agreement. To maintain the mutually beneficial spirit of the Co-Development Agreement, Staidson shall not develop and/or market STSA-1002 worldwide in the License Field. The support provided by INFLARX through the Regulatory Documents License is exclusively targeted at BDB-1 and therefore the Regulatory Documents License to Regulatory Documents shall be exclusively limited to BDB-1 in the License Field and shall not be used for the support of any development and/or marketing of any other product in development by Staidson worldwide.

14.12.2
Notwithstanding the foregoing, Staidson shall be entitled to continue the conduct and to complete the Staidson Phase I Trial , and any further development of STSA-1002 for the indication COVID-19 shall constitute a breach of the non-competition obligation of Staidson subject to this Section 14.12.

14.12.3
The non-competition obligation of Staidson under this Section 14.12 shall become null and void, if (i) the NMPA does not grant a Regulatory Approval of BDB-1 in the License Field in the Territory after Staidson’s submission to NMPA for Regulatory Approval, (ii) the Regulatory Documents License is terminated in accordance with Section 14.2, or (iii) if the Co-Development Agreement is effectively terminated.

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14.13
Press Release. InflaRx N.V. and Staidson, both being stock listed companies are subject to certain disclosure obligations. Notwithstanding Section 8.7, the Parties shall use reasonable efforts to liaise with each other on timing and content of any publication regarding the Regulatory Documents License, including any release on form 6-k, being subject to applicable laws and stock market regulations in the US and P.R. China.

14.14
Survival. The following provisions shall survive any termination of the Regulatory Documents License and termination of the Co-Development Agreement: Section 14.3, Section 14.8, Section 14.9, Section 14.11, and Section 14.13 through Section 14.14.

4.	Amendment of Section 9.2(i) of the Co-Development Agreement (Staidson Warranties and Limitation of Liability)

 Section 9.2(i) of the Co-Development Agreement shall be replaced in its entirety by the following new Section 9.2(i):

9.2(i)	Staidson warrants to INFLARX that it will strictly adhere to all obligations established within this Agreement, including but not limited to those under Article, 4, Article 5 and Article 14.

5.	Amendment of Article 12 of the Co-Development Agreement (Miscellaneous Provisions)

The following new Section 12.8 shall be added to the Co-Development Agreement:

12.8          Material non-public information. INFLARX is a wholly owned Affiliate of InflaRx N.V., a publicly traded biotechnology company (NASDAQ: IFRX). Staidson might have access to potentially and/or definite material non-public information (“MNPI”) during the term of the Co-Development Agreement constituting INFLARX Confidential Information. In order to avoid any potential breach of US securities exchange laws, Staidson shall ensure to inform any employee, director, officer or other representative of Staidson who might have access to MNPI, not to trade in shares of InflaRx N.V. at any time at which MNPI is available to Staidson. The foregoing trading restriction shall also apply to Staidson as legal entity being a stockholder of InflaRx N.V.

Staidson is a publicly traded biotechnology company. INFLARX might have access to potentially and/or definite MNPI during the term of the Co-Development Agreement constituting Staidson’s Confidential Information. In order to avoid any potential breach of applicable securities exchange laws, INFLARX shall ensure to inform any employee, director, officer or other representative of INFLARX who might have access to MNPI, not to trade in shares of Staidson at any time at which MNPI is available to INFLARX.

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6.	New Attachment III of the Co-Development Agreement (“Regulatory Documents”)

The following new “Attachment III (“Regulatory Documents”)” shall be added to the Co-Development Agreement:

a)	INFLARX’clinical documents related to COVID-19:

Clinical Study Report (CSR) for PANAMO:
IFX-1-P2.9 Phase II CSR
IFX-1-2.9 Phase III CSR.

EUA submission CTD documetns:
Module 2.5 – Clinical Overview
Module 2.7.3 – Summary of Clinical Efficacy (this focuses on PANAMO data)
Module 2.7.4 – Summary of Clinical safety (this focuses on PANAMO data)

b)	INFLARX’ written communications with the German Paul-Ehrlich-Institute (PEI), the EMA and with the FDA on vilobelimab NDA application, including meeting minutes with such regulatory authorities

c)	Vilobelimab CMC-related documents such as COA relevant to the PANAMO trial

d)	Other relevant regulatory documents upon request from regulatory agencies

7.	Miscellaneous

Capitalized terms not defined in this Addendum shall have the meaning as defined in the Co-Development Agreement.

Any and all terms and conditions as agreed upon in the Co-Development shall remain unaffected and in full force and effect unless explicitly amended by this Addendum.

For the avoidance of doubt, the confidentiality agreement executed between the Parties effective April 7, 2022 (“CDA”) and the material transfer agreement regarding the performance of comparability studies on vilobelimab (IFX-1) and BDB-1 executed between the Parties effective September 28, 2022 (“MTA”) shall remain unaffected and in full force.

This Addendum shall become effective upon the last day of execution by both Parties (“Addendum Effective Date”). This Addendum may be executed in counterparts, each of which shall be deemed original, and in aggregate shall constitute one and the same instrument. Transmission by facsimile, email or other form of electronic transmission of an executed counterpart of this Addendum shall be deemed to constitute a binding original of this Addendum for all purposes and due and sufficient delivery of such counterpart. The Parties expressly acknowledge their intent to be bound to this Addendum as of the Addendum Effective Date.

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IN WITNESS WHEREOF, the Parties hereto have executed this Addendum by their duly authorized officers or representatives.

FOR InflaRx GmbH:	FOR Staidson (Beijing)
BioPharmaceuticals Co., Ltd.

By /s/ Dr. Thomas Taapken	By /s/ Chao Wang
(Dr. Thomas Taapken, CFO)	(Chao Wang, CEO)

Date: December 21, 2022	Date: December 21, 2022

FOR InflaRx GmbH:

By /s/ i.V. Prof. Renfeng Guo
(i.V. Prof. Renfeng Guo, CSO)

Date: December 21, 2022

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